Exhibit 10(i)

SCHERING-PLOUGH CORPORATION
DEFERRED COMPENSATION PLAN
As Amended and Restated to October 1, 2000

Article I -- Definitions

     The following words and phrases, as used herein, have the following meaning unless a different meaning is plainly required by the context:
"Affiliated Company"	-	any corporation, partnership, or other legal entity controlled directly or indirectly by the Company.
"Board"	-	the Board of Directors of the Company.
"Code"	-	the Internal Revenue Code of 1986, as amended.
"Committee"	-	the Executive Compensation and Organization Committee appointed by the Board.
"Company"	-	Schering Plough Corporation, a New Jersey corporation, or any successor by merger, purchase or otherwise.
"Company Stock"	-	the common stock of the Company.
"Company Stock Fund"	-	the Investment Fund that is invested in Company Stock.
"Former Participant"	-	a person no longer in the employ of the Company or an Affiliated Company who is entitled to receive a distribution under the Plan.
"Investment Committee"		the Schering-Plough Employees Benefits Investment Committee.
"Investment Funds"	-

the separate funds or investment vehicles, selected by the Investment Committee from time to time, in which deferred awards are deemed to be invested pursuant to a Participant's election made in accordance with the Plan.

"Nonqualifying Compensation"	-

any compensation that is subject to the limitation on deductibility contained in Section 162(m) of the Code and the rules and regulations thereunder by reason of being "applicable employee remuneration" as defined therein.

"Participant"	-	any employee of the Company or an Affiliated Company in a salary grade of E-6 or above.
"Plan"	-	this Plan, either in its present form or as hereafter amended from time to time.
"Share Equivalents"	-

with respect to the number of Units credited to the Company Stock Fund as of a given date, the equivalent number of shares of Company Stock, where one Unit is deemed to equal one issued and outstanding share of Company Stock.

"Terminated Participant"	-	any employee of the Company or an Affiliated Company who is no longer in a salary grade of E-6 or above.
"Unit Value"	-

with respect to an Investment Fund as of a given date, the quotient obtained by dividing the fair market value of the portion of the Investment Fund attributable to the Plan at such date by the number of Units then outstanding credited to the deferred accounts of all Participants, Former Participants and Terminated Participants who have elected to participate in such Investment Fund, excluding any amounts to be credited as of such date, provided that the Unit Value of any mutual fund shall be the net asset value as of the close of business at such date as reported in The Wall Street Journal, or if not reported on such date, on the nearest preceding day reported. The Unit Value of the Company Stock Fund as of a given date, shall be the closing price of the Company Stock on such date as reported in The Wall Street Journal, or if there were no sales of the Company Stock on such date, on the nearest preceding day on which there were sales, as adjusted from time to time in accordance with Paragraph 3 of Article III.

Article II -- Purpose

     The purpose of the Plan is to provide an opportunity to Participants to defer receipt of compensation that may be nondeductible by the Company pursuant to Section 162(m) of the Code. The Plan is an unfunded plan maintained primarily for the purpose of providing deferred compensation for a select group of management or highly compensated employees.

Article III -- Deferral of Nonqualifying Compensation

     1.  (a) A Participant may, prior to the commencement of any calendar year, or with respect to a new Participant prior to the date of commencement of his participation, elect to have all his Nonqualifying Compensation for such year deferred until the earliest of his retirement, disability, death, other termination of employment, or, except for amounts credited to the Company Stock Fund, the repeal of Section 162(m) of the Code (herein called "the Deferral Period"). Any election to defer shall be made by written notice in a form prescribed by the Committee or its delegate, and shall include the allocation (in multiples of 1%) of the deferred award among each of the Investment Funds (the "Investment Election"). If a Participant fails to make an Investment Election for his Nonqualifying Compensation, the Participant shall be deemed to have elected to participate only in the Investment Fund invested in a money market fund or the functional equivalent thereof.

         (b) In addition, Participants, Former Participants and Terminated Participants who have elected to defer receipt of Nonqualifying Compensation shall specify whether deferred amounts will be paid (i) in substantially equal annual installments, in multiples of five but not exceeding twenty, commencing within 45 days following the date of termination of the Deferral Period, or (ii) in a lump sum within 45 days following termination of the Deferral Period, or (iii) on or about the first day of April of the calendar year following the calendar year of termination of the Deferral Period (such election, the "Payout Election"). A Payout Election shall initially be made (the "Initial Payout Election") in the first notice of election (the "First Election Notice") on or after September 1, 2000. Except as otherwise provided below, the Initial Payout Election shall apply to all future amounts credited to the Participant's, Former Participant's or Terminated Participant's deferred account from and after the date of the First Election Notice. If a new Participant fails to make an Initial Payout Election, the new Participant shall be deemed to have elected to receive deferred awards in a lump sum on the first day of April of the calendar year following the calendar year of termination of the Deferral Period. Participants, Former Participants and Terminated Participants (other than Former Participants or Terminated Participants receiving payments under the Plan as of September 1, 2000) may also elect (a "Global Payout Election") in the First Election Notice to have the Initial Payout Election supersede all previous payout elections made prior to September 1, 2000. If a Participant, Former Participant or Terminated Participant elects not to make or fails to make a Global Payout Election, Units credited to the Participant's, Former Participant's or Terminated Participant's deferred account as of September 1, 2000 shall remain subject to the payout elections as in effect prior to September 1, 2000. A Participant or Terminated Participant may, no later than one year prior to termination of employment (the "Final Payout Election Cutoff Date"), by written notice in a form prescribed by the Committee or its delegate, make a final Payout Election (the "Final Payout Election"), which shall supersede the Initial Payout Election, the Global Payout Election and any other previous payout elections still in effect. Participants and Terminated Participants only may make two Final Payout Elections. The second Final Payout Election shall be irrevocable and shall supersede the first Final Payout Election. If no Final Payout Election has been made on or prior to the Final Payout Election Cutoff Date, then all previous payout elections shall become irrevocable. Former Participants and Terminated Participants receiving installment payments under the Plan as of September 1, 2000 shall continue to receive remaining installments in accordance with payout elections as in effect as of September 1, 2000.

     2.  (a) The Company shall establish a separate deferred account for each Participant. As of each distribution date (a "Distribution Date"), there shall be credited to each such deferred account the number of units ("Units"), calculated to the nearest thousandth of a Unit, for each Investment Fund in which the Participant, Former Participant or Terminated Participant elects to participate, by dividing the amount of the Participant's, Former Participant's or Terminated Participant's deferred amount allocated to such Investment Fund by the Unit Value of the Investment Fund as of such Distribution Date.

         (b) Each Investment Fund shall be valued on each day on which the applicable financial market conducts business, and the proportionate share of the increase or decrease in the fair market value of each Investment Fund in which a Participant, Former Participant or Terminated Participant elects to participate shall be allocated to such Participant's, Former Participant's or Terminated Participant's deferred account.

         (c) As soon as practicable after the end of each calendar quarter, each Participant, Former Participant and Terminated Participant who has elected to defer receipt of any award shall be furnished with a statement setting forth the value of his or her deferred account as of the end of such calendar quarter.

     3.  Whenever a dividend is declared and paid from time to time with respect to Company Stock, the Company Stock Fund shall be credited with a number of Units equal to (a) with respect to a dividend payable in cash or other property, the number of Share Equivalents credited to the Company Stock Fund on the dividend record date (before giving effect to the dividend), multiplied by the fair market value of the dividend declared on a share of Company Stock and (b) with respect to a dividend payable in shares of Company Stock, the number of Share Equivalents credited to the Company Stock Fund on the dividend record date (before giving effect to the dividend), multiplied by the dividend declared on a share of Company Stock. The deferred account of each Participant, Former Participant and Terminated Participant electing to participate in the Company Stock Fund shall be credited with the pro rata share of the total number of Units credited to the Company Stock Fund in respect of such dividend. In the event of any capital stock adjustment to Company Stock (other than a stock dividend described in clause (b) above), an appropriate adjustment shall be made to the Company Stock Fund and each such deferred account as of the date of such capital stock adjustment.

     4.  (a) On the applicable payout date, an amount of cash equal to the sum (such sum, the "Aggregate Fair Market Value") of the products obtained, for each Investment Fund in which the Participant, Former Participant or Terminated Participant elects to participate, by multiplying the Unit Value by the number of Units credited to a Participant's, Terminated Participant's, or Former Participant's deferred account and allocated to such Investment Fund on the payout date shall be payable either in a lump sum or in the number of annual installments payable as specified by a Participant, Former Participant or Terminated Participant in his election under paragraph 1 of this Article. Notwithstanding any provision of the Plan to the contrary, a lump sum payment shall be made in lieu of any installments if the value of a Participant's, Terminated Participant's or Former Participant's deferred account is less than or equal to $5,000 or such other amount as may be established from time to time by the Investment Committee. Any lump sum payment shall be valued as of the payout date. The amount of each installment payment shall be determined by dividing the Aggregate Fair Market Value on the payout date by the remaining number of unpaid installments.

         (b) The Committee may, in its sole discretion, where a Participant, Terminated Participant or Former Participant has terminated his employment and where it finds such action necessary to avoid severe financial hardship to a Participant, Terminated Participant or Former Participant or their respective beneficiaries, direct at any time that payment of any installment or lump sum be accelerated or that any remaining installments due to a Participant, Terminated Participant or Former Participant or their respective beneficiaries or estates shall be paid in a lump sum. A severe financial hardship must result from the illness of or an unexpected accident or casualty to the Participant, Terminated Participant or Former Participant or a member of his or her family or to his or her property, or due to other similar extraordinary and unforeseeable circumstances arising as a result of events beyond the control of the Participant, Terminated Participant or Former Participant. A severe financial hardship shall not exist to the extent the loss or expense is covered by insurance or can be met by the sale of other liquid assets of the Participant, Terminated Participant or Former Participant. Unforeseeable hardship shall not include the college expenses of a child or the costs of purchasing a residence. The amount of any distribution hereunder shall not exceed the amount reasonably needed to meet the severe financial hardship. Any benefits payable under the Plan shall be equitably reduced to reflect any payments made from any trust established by the Corporation to meet its obligations under this Plan.

         (c) A Participant, Former Participant or Terminated Participant may, by written notice in a form prescribed by the Committee or its delegate, make an irrevocable election (an "Early Distribution Election") to receive an early distribution of all or part of the Participant's, Former Participant's or Terminated Participant's deferred account balance in a lump sum cash payment as soon as practicable. For purposes of determining the amount available for early distribution, the value of a Participant's, Former Participant's or Terminated Participant's deferred account balance shall be established as of the applicable payout date. The amount actually distributed shall be the elected amount less a penalty of 10% of the elected amount. Such penalty amount shall be irrevocably forfeited to the Company, and the amount elected shall be deemed fully distributed.

         (d) Anything in this Plan to the contrary notwithstanding, the Committee may, in its sole discretion, further defer the payment of any lump sum or annual installment otherwise payable under paragraph 1 of this Article III to any Participant, Former Participant or Terminated Participant, if such payment would be nondeductible by the Company at the time it would otherwise be paid by reason of the limitation of Section 162(m) of the Code; provided, however, that such payment shall be made on the earliest date on which it would no longer be nondeductible by the Company by reason of such limitation; and provided further, however, that in no event shall the Committee so defer any such payment for more than two years.

         (e) A Participant, Terminated Participant or Former Participant shall hold in trust and promptly refund to the Company at its request any amount covered by a deferral election or credited to his deferred account under this Plan, if by reason of a miscalculation or other mistake by the Company such amount is received by him before it is due and payable in accordance with this Plan.

     5.  Designations of beneficiaries shall be made in writing filed with the Company in such form and in such manner as the Company may from time to time prescribe. Beneficiaries may be changed by a Participant, Terminated Participant or Former Participant in the same manner at any time prior to death, and may thereafter be designated or changed by a surviving beneficiary eligible to receive any payment unless a successor beneficiary to such surviving beneficiary has been designated by the Participant, Terminated Participant, Former Participant or prior beneficiary. If a Participant, Terminated Participant, Former Participant or beneficiary eligible to receive any payment dies without a surviving beneficiary having been designated, or with his estate or a trust designated as the beneficiary, his interest under the Plan shall be distributed to the legal representative of his estate, or to the trustee of any such trust, in a lump sum on the 90th day after his death.

     6.  A Participant, Former Participant, or Terminated Participant may reallocate his deferred account balance among the Investment Funds as follows:

(i) the election shall be made by written notice in a form prescribed by the Committee or its delegate;
(ii) the reallocation shall be effected as of the date the requisite form is delivered to the Corporation, or as soon thereafter as practicable; and
(iii) a reallocation may only be made once during any calendar year by a Participant, Former Participant, or Terminated Participant.

Article IV -- Administration of the Plan

     The Plan shall be administered by or under the direction of the Committee, and all questions arising in connection with the Plan shall be determined by the Committee. The officers of the Company and the Committee may employ and rely upon such legal counsel, consultants, accountants and agents as they may deem advisable. Decisions of the Committee shall be conclusive and binding upon all persons. Except as otherwise provided in Article V, the Committee may delegate in writing part or all of its authority under the Plan to such party or parties as it may deem necessary or appropriate.

Article V -- Amendment or Termination

     The Plan may be amended or terminated at any time by action of the Board; provided, however, that no such amendment or termination shall affect the rights of a Participant, Terminated Participant, Former Participant or beneficiary to receive amounts credited to his deferred account.

Article VI -- Miscellaneous

     1.  Neither the establishment of the Plan nor participation therein shall confer upon any person any right to be continued as an employee of the Company or an Affiliated Company, and the Company reserves the right to discharge any employee whenever in its sole judgment the interest of the Company or an Affiliated Company so requires.

     2.  All expenses of administering the Plan shall be paid by the Company.

     3.  No benefit under the Plan shall be subject in any manner to anticipation, alienation, sale, transfer, assignment, pledge, encumbrance, or charge or subject to attachment, garnishment, or other legal process, except as otherwise required by applicable law.

     4.  The Company may withhold from any payment required to be made under the Plan any federal, state or local taxes required by law to be withheld with respect to such payment and such sums as the Company may reasonably estimate are necessary to cover any other amounts for which the Company may be legally liable and which may be assessed with regard to such payment.

     5.  The masculine pronoun shall mean the feminine wherever appropriate.

     6.  The Plan shall be construed, administered and enforced under the laws of the State of New Jersey.